Exhibit 10.1

March 3, 2026

Smital Shah

Electronic delivery

Re:	Offer of Employment by Lyell Immunopharma, Inc.

Dear Smital,

I am very pleased to confirm our offer to you of employment as Chief Financial and Business Officer at Lyell Immunopharma, Inc. (the “Company”). The opportunity to work with you to build one of the world’s great companies whose goal is nothing less than to develop curative therapies for cancer is one I am thrilled to have and know that your contributions will help ensure that we will achieve our ambitions.

Your proposed start date is March 9, 2026, or such other date as mutually agreed upon, subject to the Company’s Board of Directors approving before such date your appointment as the Company’s Chief Financial and Business Officer (the “Effective Date”). You will be based out of the South San Francisco office.

As Chief Financial and Business Officer, you will perform duties as are commensurate and consistent with your position and will report to me. The terms of this offer letter (the “Offer Letter”) and the benefits currently provided by the Company are as follows:

1. Cash Compensation.

(1)

Salary. As of the Effective Date, your salary will be five hundred thousand dollars ($500,000) annually, less payroll deductions and withholdings. It will be paid on the Company’s regular payroll schedule and will be subject to annual review by the Company’s Board of Directors (the “Board”).

(2)

Target Annual Bonus. In addition, you will be eligible to earn an annual incentive bonus targeted at up to fifty percent (50%) of your base salary for the fiscal year of the Company (which runs from January 1st to December 31st) during which you commence employment, based on the achievement of performance objectives to be determined by the Board in its sole discretion. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be

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determined by the Board or the Compensation Committee of the Board (the “Committee”). If your base salary changes during the fiscal year, any bonus earned will be calculated based on the number of days spent employed at each salary level. Any bonus for a fiscal year will be paid within 3 months after the close of that fiscal year, and you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. The determinations of the Board with respect to your bonus will be final and binding.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its senior executives from time to time pursuant to the terms of those plans.

3. Equity. We will recommend to the Board that you be granted an option to purchase up to 140,000 shares of Common Stock of the Company (the “Option”). If approved, the Option will be granted under the Company’s 2021 Equity Incentive Plan, as amended (the “Plan”) and associated form of agreement and the Option will have an exercise price equal to the fair market value of the Company’s Common Stock as of the Effective Date, as determined by the Board or Committee. The Option will be subject to the terms and conditions of the Plan and your grant agreement. The Option will vest at the rate of twenty five percent (25%) of the shares at the end of the one-year anniversary of the Effective Date and an additional 1/48th of the total shares subject to the Option per month thereafter, so long as you remain employed by the Company. If approved, the Option will be granted on the Effective Date, and the vesting commencement date for the Option will be the Effective Date, unless the Board or Committee determines otherwise. Further details on the Plan and any specific grant to you will be provided upon approval of such grant by the Board or Committee, and to the extent there is any conflict between the language in this offer letter and the applicable grant agreement, the grant agreement will govern.

4. Severance Plan. As Chief Financial and Business Officer, you will participate in the Lyell Immunopharma, Inc. Officer Severance Plan, as amended (the “Severance Plan”) in accordance with its terms as a Tier I Employee (as defined in the Severance Plan), and on or before the Effective Date, the Severance Plan will be amended to the extent necessary to provide for such participation.

5. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any additional confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you otherwise agree to not engage in any other employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

6. No Breach of Obligations to Prior Employers. You represent that your employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7. Full-Time Efforts. During the term of your employment, you agree that you will devote full-time efforts, as an employee of the Company, to the employment duties and obligations as described in this Agreement, and that you will not serve as a director for, or provide any services (on a formal or informal basis) to, another company without the prior written consent of the Company’s Chief Executive Officer.

8. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a duly-authorized member of the Board (other than yourself).

9. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at https://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an

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individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10. Choice of Law. All questions concerning the construction, validity and interpretation of this Offer Letter will be governed by the laws of the State of California.

11. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

12. Entire Agreement. This Offer Letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, whether written or oral, relating to such subject matter as of the Effective Date. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13. Acceptance. If you decide to accept the terms of this Offer Letter, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Lynn Seely
Lynn Seely, M.D.
President & CEO

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Smital Shah	Date signed: 3/3/2026
Smital Shah

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